November 3, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by China Gateway Corporation which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated November 3, 2008. We agree with the statements made under Item 4.01 concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Sherb & Co., LLP

Sherb & Co., LLP